UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2010 deltathree, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

224 West 35th Street, New York, N.Y.	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                        (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2010, deltathree, Inc. (the “Company”) and ACN Korea, Inc. (“ACN Korea”), a wholly-owned subsidiary of ACN, Inc. (“ACN”), entered into an agreement (the “Agreement”) pursuant to which the Company will provide digital phone and video voice-over-IP telecommunications services to ACN Korea. ACN Korea will provide such services in combination with the video telephones and VoIP telephones it sells through its independent sales representatives to its subscribers.

Pursuant to the terms of the Agreement, ACN Korea will pay the Company a one-time set-up fee and an activation and monthly subscriber-based fee thereafter. The Company will provide services under the Agreement for a period of two years from the date of the launch of the services in December 2010.  The Agreement can be terminated by either party for cause.

Each of Robert Stevanovski, Anthony Cassara, David Stevanovski and Gregory Provenzano, members of the Company’s Board of Directors, is a principal of ACN, and each of them (other than Anthony Cassara) serves as an officer of ACN.  As a result of their relationship with ACN, each of these individuals may be deemed to have a direct or indirect interest in the transactions contemplated by the Agreement.  In accordance with the Company’s Audit Committee Charter, the Agreement and the transactions contemplated thereby were approved by the Audit Committee, which includes those directors who are not affiliated with ACN.

The foregoing description of the Agreement does not purport to be a complete summary and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 to this Report.

Item 7.01	Regulation FD Disclosure.

On January 18, 2011, the Company issued a press release announcing the signing of the Agreement.  The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Service Agreement, dated as of December 16, 2010, by and between deltathree, Inc. and ACN Korea, Inc.

99.1	Press release issued by the Company dated January 18, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:	/s/ Peter Friedman
Name:	Peter Friedman
Title:	General Counsel and Secretary
Dated: January 18, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Service Agreement, dated as of December 16, 2010, by and between deltathree, Inc. and ACN Korea, Inc.

99.1	Press release issued by the Company dated January 18, 2011.